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DOLLAR GENERAL REPORTS INCREASED OCTOBER SALES;

ANNOUNCES ANALYST MEETING WEBCAST AND

THIRD QUARTER CONFERENCE CALL AND WEBCAST

GOODLETTSVILLE, Tenn. – November 6, 2003 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the October four-week period ended October 31, 2003, equaled $531.9 million compared with $475.4 million last year, an increase of 11.9 percent. Same-store sales for the October period increased 3.1 percent compared with a 4.5 percent increase in the prior year October period.  The average customer purchase in October was approximately $8.37 compared to $8.34 in the same period last year.  Customer transactions in same-stores increased approximately 3.1 percent.

October sales by major merchandise category are as follows:

	FY 2003	FY 2002	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	63%	63%	+4%
Seasonal	15%	14%	+12%
Home Products	12%	12%	-1%
Basic Clothing	10%	11%	-6%

Departments reporting the strongest same-store percentage sales increases for October include the hardware, toys and stationery department, the domestics department, and ladies department.

For the third quarter ended October 31, 2003, Dollar General total retail sales increased 12.5 percent to $1.7 billion from $1.5 billion in the same period a year ago.  Same-store sales for the third quarter increased 3.8 percent.

For the 39 weeks ended October 31, 2003, Dollar General total retail sales increased 13.0 percent to $4.9 billion from $4.3 billion in the same period a year ago.  Same-store sales for the 39 weeks increased 4.3 percent.

November Sales Outlook

For the four-week November period ending November 28, 2003, the Company expects total sales to increase 10.5 to 13.0 percent. Same-store sales are expected to increase two to four percent compared with a same-store sales increase of 0.5 percent in the November period last year.  November sales results will be released on Thursday, December 4, 2003.

Analyst Meeting on November 17

On November 17, 2003, Dollar General will hold a meeting in Nashville, Tennessee for analysts and investors.  A webcast of this meeting including accompanying slides can also be accessed live beginning at 9:30 a.m. ET (8:30 a.m. CT) on Dollar General’s Web site at www.dollargeneral.com by clicking on the home page spotlight item.  The webcast will be available through December 1, 2003.

Third Quarter Earnings Conference Call

Dollar General is scheduled to announce earnings for the third quarter ended October 31, 2003, on Thursday, December 4, 2003.  The Company will host a conference call on Thursday, December 4, 2003, at 10 a.m. ET to discuss the quarter’s results.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. ET on Thursday, December 18, online or by calling (334) 323-7226.  The access code for the replay is 40954 and the pass code is 86362.

Dollar General is a Fortune 500® discount retailer with 6,653 neighborhood stores in 27 states as of October 31, 2003.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,750 square feet of selling space and is located within five miles of its target customers.

This press release contains forward-looking information, including information regarding the Company’s future sales outlook.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; the Company’s ability to negotiate effectively the cost and purchase of merchandise; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements; and other risk factors discussed in our SEC filings, including in our most recent Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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